Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Form S-1 Registration Statement of our report dated March 31, 2021, relating to the December 31, 2020 and 2019 consolidated financial statements of Inspyr Therapeutics, Inc., which appear in this Registration Statement and related Prospectus. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Liggett & Webb, P.A.
Boynton Beach, Florida
April 29, 2021